EXHIBIT 5.2

[Letterhead of Davis Polk & Wardwell]

October 16, 2003

ORIX Corporation
22-8, Shiba 3-chome
Minato-ku, Tokyo 105-8683
Japan

Ladies and Gentlemen:

     We have acted as counsel to ORIX Corporation, a joint stock corporation incorporated under the laws of Japan (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of the sale from time to time of up to $500,000,000 aggregate principal amount of (i) senior debt securities and subordinated debt securities (collectively, “Debt Securities”), which may be issued pursuant to a senior debt indenture, between the Company and an eligible trustee (the “Senior Debt Trustee”)(the “Senior Indenture”) and a subordinated debt indenture to be executed between the Company and an eligible trustee (the “Subordinated Debt Trustee” and, together with the Senior Debt Trustee, the “Trustees”)(the “Subordinated Indenture”, and together with the Senior Indenture, the “Indentures”); (ii) shares of preferred stock of the Company (the “Preferred Stock”); (iii) shares of common stock of the Company (the “Common Stock”); (iv) warrants of the Company in the form of stock acquisition rights (the “Warrants”); and (v) depositary interests as may be issued by a depositary holding a global security issued by the Company (a “Global Security”) pursuant to a deposit agreement between the Company and the depositary (the “Deposit Agreement”), representing Debt Securities convertible into Common Stock, (the “Depositary Interests”).

     We have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, we are of the opinion that:

     1.     If and when the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustees and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with such Indenture and any such supplementary indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, any supplemental indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     2.     If and when the Company has taken all necessary corporate action to authorize the issuance and sale of such Warrants proposed to be sold by the Company; the applicable warrant agreement has been duly authorized, executed and delivered by the Company and any other party thereto; and the applicable warrant certificates have been duly issued and delivered by the Company as described in the Registration Statement and any prospectus supplement relating thereto, the Warrants will be validly issued, fully paid and non-assessable.

     3.     If and when the Deposit Agreement to be entered into in connection with the issuance of any Depositary Interests has been duly authorized, executed and delivered by the Company and the depositary; the terms of the Depositary Interests have been duly authorized and established in the Deposit Agreement; the Company has deposited a duly authorized, validly issued, fully paid and non-assessable Global Security with the depositary in accordance with the terms of the Deposit Agreement; and such Depositary Interests have been duly authorized, executed, issued and delivered in accordance with the Deposit Agreement, such Depositary Interests will be validly issued, fully paid and non-assessable.

     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Company, or such other authorized person, shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ DAVIS POLK & WARDWELL

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